Exhibit 3.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BYLAWS

OF

ACCELERATE DIAGNOSTICS, INC.

February 2, 2022

Pursuant to the resolutions adopted on February 2, 2022 by the Board of Directors of Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), the Company’s Amended and Restated Bylaws (the “Bylaws”) are hereby amended as follows:

1.	Section 3.02 of the Bylaws is replaced in its entirety as follows:

“Section 3.02 Number; Term of Office. The Board of Directors shall consist of not less than three (3) and not more than eleven (11) directors as fixed from time to time by resolution adopted by the Board of Directors. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal.”

2.	Except as otherwise set forth herein, all other provisions of the Bylaws shall remain in full force and effect.

[The remainder of this page has been intentionally left blank.]

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

1.	That I am the duly elected and acting Senior Vice President, General Counsel and Secretary of the Company; and

2.	That the foregoing Amendment No. 1 to the Amended and Restated Bylaws of Accelerate Diagnostics, Inc., comprising two (2) pages, including this Certificate of Secretary, constitutes an amendment to the Bylaws of the Company as duly adopted by the Company’s Board of Directors on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on February 2, 2022.

By:	/s/ Michael Bridge
Name:	Michael Bridge
Title:	Senior Vice President, General Counsel and Secretary